FORM 4

[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instructions 1(b).


                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

_______________________________________________________________________________
1. Name and Address of Reporting Person

   SMITH             DOUGLASS             C.
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   (Last)            (First)            (Middle)

   2500 Royal Place
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                     (Street)

   Tucker                 GA            30084
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   (City)               (State)         (Zip)

_______________________________________________________________________________
2. Issuer Name and Ticker or Trading Symbol

   Industrial Distribution Group, Inc. (IDG)
_______________________________________________________________________________
3. IRS or Social Security Number of Reporting Person (Voluntary)

   ----
_______________________________________________________________________________
4. Statement for Month/Year

   May 1999
_______________________________________________________________________________
5. If Amendment, Date of Original (Month/Year)


_______________________________________________________________________________
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ] 10% Owner
   [X] Director
   [X] Officer (give title below)
   [ ] Other (specify below)

   President and COO
-----------------------------------------------------

7. Individual or Joint/Group Filing (check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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                                                                                                                               |
                    TABLE I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                            |
                                                                                                                               |
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1. Title of Security  |2. Trans-  |3. Transac-  | 4. Securities Acquired (A)     | 5. Amount of  | 6. Owner-   | 7. Nature of  |
                      |   action  |  tion Code  |    or Disposed of (D)          |  Securities   |  ship Form: |    Indirect   |
   (Instr. 3)         |   Date    |             |                                |  Beneficially |  Direct (D) |    Beneficial |
                      |           | (Instr. 8)  |    (Instr. 3, 4 and 5)         |  Owned at End |  or Indirect|    Ownership  |
                      |  (Month/  |             |                                |  of Month     |  (I)        |               |
                      | Day/Year) |-------------|--------------------------------|               |             |               |
                      |           |      |      |   Amount  | (A) or |  Price    |  (Instr. 3    |  (Instr. 4) |  (Instr. 4)   |
                      |           | Code |  V   |           |   (D)  |           |   and 4)      |             |               |
----------------------|-----------|------|------|-----------|--------|-----------|---------------|-----------------------------|
                      |           |      |      |           |        |           |               |             |               |
Common Stock          | 5/13/99   | P    | V    | 1,500     |    A   | $6.00     |  251,048      |  I          | <F1>          |
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                      |           |      |      |           |        |           |  123,874      |  D          |               |
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                      |           |      |      |           |        |           |               |             |               |
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                      |           |      |      |           |        |           |               |             |               |
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                      |           |      |      |           |        |           |               |             |               |
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                      |           |      |      |           |        |           |               |             |               |
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                      |           |      |      |           |        |           |               |             |               |
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<F1>  The reporting person disclaims beneficial ownership of these securities, and the report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of section 16 or for any other purpose.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                 SEC 1474 (3-99)

                     TABLE II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                             (e.g. puts, calls, warrants, options, convertible securities)
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1. Title of| 2. Con- | 3.      | 4.     | 5. Number of| 6. Date Exer-  | 7. Title and     | 8. Price| 9. Num- | 10. Owner- | 11.   |
 Derivative| version | Trans-  | Trans- | Derivative  | cisable and    | Amount of Under- |   of    | ber of  | ship Form  | Nature|
 Security  | or Exer-| action  | action | Securities  | Expiration     | lying Securities |  Deriv- | Deriva- | of Deriva- | of In-|
           | cise    | Date    | Code   | Acquired (A)| Date (Month/   |                  |  ative  | tive    | tive Secur-| Direct|
 (Instr. 3)| Price of| (Month/ |        | or Disposed |  Day/Year)     | (Instr. 3 and 4) |  Secur- | Securi- | ity Direct | Bene- |
           | Deriva- | Day/    | (Instr.| of (D)      |                |                  |  ity    | ties    | (D) or In- | ficial|
           | tive    | Year)   |  8)    |             |-----------------------------------|         | Benefic-| direct (I) | Owner-|
           | Security|         |        | (Instr. 3,  |        |       |       |          | (Instr. | ially   |            | ship  |
           |         |         |        |  4 and 5)   |        |       |       |          |  5)     | Owned at| (Instr. 4) |       |
           |         |         |--------|-------------| Date-  | Expir-|       | Amount or|         | End of  |            |(Instr.|
           |         |         |    |   |      |      | Exer-  | ation | Title | Number of|         | Month   |            | 4)    |
           |         |         |Code| V | (A)  | (D)  | cisable| Date  |       | Shares   |         | (Instr. |            |       |
           |         |         |    |   |      |      |        |       |       |          |         |  4)     |            |       |
-----------|---------|---------|----|---|------|------|----------------|-------|----------|---------|---------|--------------------|
           |         |         |    |   |      |      |        |       |       |          |         |         |            |       |
           |         |         |    |   |      |      |        |       |       |          |         |         |            |       |
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           |         |         |    |   |      |      |        |       |       |          |         |         |            |       |
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           |         |         |    |   |      |      |        |       |       |          |         |         |            |       |
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           |         |         |    |   |      |      |        |       |       |          |         |         |            |       |
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           |         |         |    |   |      |      |        |       |       |          |         |         |            |       |
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           |         |         |    |   |      |      |        |       |       |          |         |         |            |       |
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Explanation of Responses:





---------------------------


                  /s/ Douglass C. Smith                           9/2/99
              ----------------------------------------     --------------------
               ** Signature of Reporting Person                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


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